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                                                                     Exhibit 4.1




                                   1,150,000 Shares
                              DUNN COMPUTER CORPORATION
                                     Common Stock

                             AGREEMENT AMONG UNDERWRITERS

                                                                  April __, 1997

Network 1 Financial Securities, Inc.
The Galleria
Building 2
2 Bridge Avenue
Red Bank, New Jersey  07701-1106

Dear Sirs:

         1. UNDERWRITING AGREEMENT. Dunn Computer Corporation (the "Company") proposes to enter into an underwriting agreement substantially in the form attached hereto as Exhibit A (the "Underwriting Agreement"), with you as representative (the "Representative") of the several Underwriters (collectively, the "Underwriters") providing for the purchase by the Underwriters from the Company of an aggregate of 1,000,000 shares (such shares being referred to collectively as the "Firm Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock").

    The Underwriting Agreement also provides for the granting of an option by the Selling Stockholders to the Underwriters, on the terms and conditions set forth therein, to purchase up to an aggregate of 150,000 additional shares of the Common Stock (the "Option Shares") from them for the purpose of covering over-allotments in connection with the sale of the Firm Shares. The Firm Shares and any Option Shares purchased pursuant to the Underwriting Agreement are herein collectively referred to as the "Shares."

    This is to confirm that we agree to purchase, in accordance with the terms of the Underwriting Agreement, the amount of the Firm Shares set forth opposite our name in Schedule I, plus such amount of Shares, if any, that we may become obligated to purchase pursuant to Section 4 hereof, as well as such amount of the Option Shares, if any, which we may become obligated to purchase by reason of the notice referred to in Section 1.2.2 of the Underwriting Agreement (collectively, "our Shares").

    Our commitment to purchase our Shares will not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), the rules of the National Association of Securities Dealers, Inc. (the "NASD"), if we are a member, or the rules of any securities exchange to which we belong.

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    2.   REGISTRATION STATEMENT AND PROSPECTUS.  We have heretofore received and examined a copy of the registration statement on Form SB-2, as amended to the date hereof (exclusive of exhibits) (the "Registration Statement"), and the related prospectus in respect of the Shares, as filed with the Securities and Exchange Commission (the "Commission"). The information therein is correct and complete and is not misleading insofar as it relates to us, and we consent to being named as an Underwriter therein. We confirm that, to the extent requested by the Representative, we have furnished a copy of any previous preliminary prospectus, and we confirm that we have delivered, and we agree that we shall deliver, all preliminary and final prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

    We authorize you in your discretion and on our behalf, with the advice of counsel to the Underwriters, to approve any proposed amendment to the Registration Statement and the prospectus in respect of the Shares to be filed pursuant to Rule 424(b) of the Commission's General Rules and Regulations and to approve or object to any further amendments to the Registration Statement or amendments or supplements to the prospectus.

    3. AUTHORITY OF THE REPRESENTATIVE GENERALLY. We authorize you, acting as our representative, to execute and deliver on our behalf the Underwriting Agreement and to agree to any variation of its terms (except as to the amount of our Shares) which, in your judgment, is not a material variation and to determine the initial public offering price and the Underwriters' gross spread for the Shares. We also authorize you to exercise all the authority and discretion vested in the Underwriters or in you by the provisions of the Underwriting Agreement, including the determination of whether and to what extent to purchase the Option Shares on behalf of the Underwriters, and to take all such action as you may believe desirable to carry out the provisions of the Underwriting Agreement and of this Agreement; PROVIDED, HOWEVER, that, except with the consent of Underwriters who shall have agreed to purchase in the aggregate 50% or more of the Shares, no extension of the time by which the Registration Statement is to become effective as provided in Section 4.1.1 of the Underwriting Agreement shall be for a period in excess of three business days. We authorize you to take such action as you, in your discretion, may deem necessary or desirable to effect the sale and distribution of the Shares, including the right to determine the terms of any proposed offering, the concession to Selected Dealers (as hereinafter defined) and the reallowance, if any, to other dealers and the right to make the judgment provided for in Section
10.2 of the Underwriting Agreement.

    We agree that public advertisement of the offering shall be made by you on behalf of the Underwriters on such date as you

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shall determine.  We have not advertised the offering and will not do so until after such date. We understand that any advertisement we may then make will be on our own responsibility and at our own expense.

    We agree that we shall not, without your consent, sell any Shares to an account over which we exercise discretionary authority.

    4. AUTHORITY OF THE REPRESENTATIVE AS TO DEFAULTING UNDERWRITERS. Until the termination of this Agreement, we authorize the Representative to arrange for the purchase by other persons, who may include any of the Underwriters, of any Shares not taken up by any defaulting Underwriter. In the event that such arrangements are made, the respective amounts of the Shares to be purchased by the nondefaulting Underwriters and by such other person or persons, if any, shall be taken as the basis for all rights and obligations hereunder, but this shall not in any way affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from its default, nor shall any such default relieve any other Underwriter of any of its obligations hereunder or under the Underwriting Agreement to purchase the Shares agreed to be purchased by it or them (a) thereunder or (b) under this Agreement.

    In the event of default by one or more Underwriters in respect of their obligations (a) under the Underwriting Agreement to purchase the Shares agreed to be purchased by it or them thereunder or (b) under this Agreement to take up and pay for any Shares purchased, or to deliver any Shares sold or overalloted, by you for the respective accounts of the Underwriters pursuant to Section 9 hereof, or to bear their proportion of underwriting expenses or liabilities pursuant to Sections 11, 13 and 14 hereof, and to the extent that arrangements shall not have been made by you for any persons to assume the obligations of such defaulting Underwriter or Underwriters, we agree to assume our proportionate share of the obligations of each defaulting Underwriter (subject in the case of clause (a) above to the limitations contained in Section 5 of the Underwriting Agreement) without relieving any such defaulting Underwriter of its liability therefor.

    5. OFFERING OF SHARES. We understand that you will notify us when the initial public offering of the Shares is to be made and of the initial public offering price. We hereby authorize you in your discretion after the initial public offering to change the public offering price, the concession to Selected Dealers and the reallowance to other dealers (the offering price at any time in effect being hereinafter referred to as the "public offering price"). We agree that any of the Shares released to us for public offering and not reserved by you for sale to dealers to be selected by you (including any Underwriter)

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(the "Selected Dealers") and retail purchasers shall be promptly reoffered at the public offering price, and that we shall not allow any discount therefrom, except as otherwise provided herein.

    We authorize you to reserve and offer for sale to retail purchasers and to Selected Dealers such of our Shares as you may determine. Any such offering to Selected Dealers may be made pursuant to a Selected Dealer Agreement substantially in the form attached hereto as Exhibit B, or otherwise as you may determine.

    We authorize you to make purchases and sales of the Shares from or to any Selected Dealers or Underwriters at the public offering price, less all or any part of the concession. With your consent, any Underwriter may make purchases or sales of the Shares from or to any Selected Dealers or Underwriter at the public offering price, less all or any part of the concession to Selected Dealers. The concession to Selected Dealers and reallowance to other dealers may be allowed only as consideration for services rendered in distribution to dealers who are actually engaged in the investment banking or securities business, who execute the written agreement prescribed by Rule 2740(c) of the NASD Conduct Rules and if any such dealer is a foreign dealer and not a member of NASD, such Selected Dealer also has agreed to comply with the NASD's interpretation with respect to free-riding and withholding, to comply with the provisions of Rules 2730, 2740, 2420 and 2750 of the NASD Conduct Rules.

    We understand that you shall notify each Underwriter promptly upon the release of the Shares for public offering as to the amount of Shares reserved for sale to Selected Dealers and retail purchasers. Shares not so reserved may be sold by each Underwriter for its own account, except that from time to time you may, in your discretion, add to the Shares reserved for sale to Selected Dealers and retail purchasers any Shares retained by an Underwriter remaining unsold. We agree, upon request, to notify you from time to time of the amount of Shares retained by us remaining unsold. If all the Shares reserved for offering to Selected Dealers and retail purchasers are not promptly sold by you, any Underwriter may from time to time, with your consent, obtain a release of all or any Shares of such Underwriter then remaining unsold, and Shares so released shall thereafter be deemed not to have been reserved. Shares of any Underwriter so reserved that remain unsold or, if sold, have not been paid for at any time prior to the termination of this Agreement may, in your discretion or upon the request of such Underwriter, be delivered to such Underwriter for carrying purposes only, but such Shares shall remain subject to disposition by you until this Agreement is terminated and except that, if the aggregate amount of Shares so reserved upon termination of this Agreement does not exceed 10% of the aggregate amount of Shares, you may, in your discretion, sell for the accounts of the several Underwriters any

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such Shares so reserved, at such prices, on such terms and in such manner as you may determine.

    We represent that in connection with the offering we have complied, and agree that we will comply, with the provisions of Rule 10b-6 under the Exchange Act with regard, among other things, to trading by Underwriters.

    6. COMPENSATION TO REPRESENTATIVES. As compensation for your service as Representatives, we agree to pay to you, and authorize you to charge our account with, an amount equal to $_______ per Share for each of our Shares.

    7. PAYMENT AND DELIVERY. At or before _____ A.M. New York City time, on the Closing Date (as defined in the Underwriting Agreement), we agree to deliver to you, at Network 1 Financial Securities, Inc., The Galleria, Building 2, 2 Bridge Avenue, Red Bank, New Jersey 07701-1106, a certified or official bank check payable in New York Clearing House (next day) funds to the order of Network 1 Financial Securities, Inc., in an amount equal to the initial public offering price, less the concession to Selected Dealers, in respect of either
(i) that portion of our Shares which has been retained by or released to us for direct sale or (ii) the Shares to be purchased by us, as you shall advise. We authorize you to make payment for our Shares against delivery to you for our account.

    We authorize you to change the Closing Date (as defined in the Underwriting Agreement) or any other date provided for in the Underwriting Agreement, except as provided above with respect to the effective date of the Registration Statement; and we authorize you to exercise on our behalf any right of cancellation or termination of the Underwriting Agreement, as you in your discretion may determine.

    We authorize you to hold and deliver against payment any of our Shares that have been sold or reserved for sale to Selected Dealers or retail purchasers. Any of our Shares not sold or reserved by you as aforesaid shall be available for delivery to us at your office as soon as practicable after such Shares have been delivered to you.

    Upon the termination of this Agreement, or prior thereto at your discretion, you shall deliver to us any of our Shares reserved by you for sale to Selected Dealers or retail purchasers but not sold and paid for, against payment by us of an amount equal to the initial public offering price of such Shares, less the concession to Selected Dealers in respect thereof.

    Notwithstanding the foregoing provisions of this Section 7, if transactions in the Shares can be settled through facilities of The Depository Trust Company, payment for and delivery of our

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Shares shall be made through such facilities, if we are a member, unless we have otherwise notified you within two days after the date hereof, or, if we are not a member, settlement may be made through a correspondent who is a member pursuant to instructions we may send to you on or before the second business day preceding the Closing Date.

    8. AUTHORITY TO BORROW. We authorize you (to the extent permitted by law) to arrange loans for our account and to execute and deliver any notes or other instruments in connection therewith, and to pledge as security therefor all or any part of our Shares or of any Shares purchased for the accounts of the several Underwriters pursuant to Section 9 hereof, as you may deem necessary or advisable to carry out the purchase, carrying and distribution of the Shares, and to advance your own funds, charging current interest rates.

    9. OVER-ALLOTMENT; STABILIZATION. We authorize you, for the account of each Underwriter, prior to the termination of this Agreement, and for such longer period as may be necessary to cover any short position incurred for the accounts of the several Underwriters pursuant to this Agreement, (a) to overallot in arranging for sales of Shares to Selected Dealers and others and, if necessary, to purchase Shares at such prices as you may determine for the purpose of covering such over-allotments, and (b) for the purpose of stabilizing the market in the Shares, to make purchases and sales of Shares, on the open market or otherwise, for long or short account, on a when-issued basis or otherwise, at such prices, in such amounts and in such manner as you may determine; PROVIDED, HOWEVER, that at no time shall our net commitment, either for long or short account, under this Section 9 exceed 15% of the aggregate amount of our Shares (our net commitment in the case of short account being computed on the assumption that all of the Option Shares are acquired). Such purchases, sales and over-allotments shall be made for the respective accounts of the several Underwriters as nearly as practicable in proportion to their respective underwriting obligations. We agree to take upon demand at cost any Shares so purchased for our account and deliver on demand any Shares so sold or over-allotted for our account. We authorize you to sell for the account of the Underwriters any Shares purchased pursuant to this Section 9, upon such terms as you may deem advisable, and any Underwriter, including yourself, may purchase such Shares. You are authorized to charge the respective accounts of the Underwriters with broker's commissions or dealer's markups on purchases and sales effected by you. We agree to transmit to you for filing with the Commission any reports required to be made by us pursuant to the Exchange Act as a result of any transactions in connection with the offering of the Shares.

    If pursuant to the provisions of the preceding paragraph and prior to the termination of this Agreement (or prior to such

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earlier date as you may have determined) you purchase or contract to purchase for the account of any Underwriter in the open market or otherwise any Shares that were retained by, or released to, us for direct sale, or any Shares that may have been issued in exchange for such Shares, we authorize you either to charge our account with an amount equal to the concession to Selected Dealers with respect thereto, which amount shall be credited against the cost of such Shares, or to require us to repurchase such Shares at a price equal to the total cost of such purchase, including accrued interest, transfer taxes and broker's commissions or dealer's mark-up, if any. In lieu of such action you may, in your discretion, sell for our account the Shares so purchased and debit or credit our account for the loss or profit resulting from such sale.

    We authorize you, in your discretion, to exercise (wholly or partially) or terminate the option to purchase the Option Shares referred to in Section 1.2 of the Underwriting Agreement and to take all other action you deem necessary or desirable with respect thereto.

    10. OPEN-MARKET TRANSACTIONS. We agree that, except as otherwise provided in the Underwriting Agreement or the Selected Dealer Agreement or herein, until the termination of this Agreement or until you notify us that we are released from this restriction, we will not without your consent buy, sell, deal or trade in the Shares (or, if requested by you by telex or otherwise, any other securities of the Company) for our own account or for the accounts of customers except on unsolicited brokerage orders therefor.

    11. ALLOCATION AND PAYMENT OF EXPENSES. We understand that all expenses of a general nature incurred by you in connection with the purchase, carrying, marketing and sale of the Shares shall be borne by the Underwriters in proportion to their respective underwriting obligations. We authorize you to charge our account with our share of the aforesaid expenses, based on our proportionate underwriting obligation (the ratio which the amount of Firm Shares set forth opposite our name in Schedule I to the Underwriting Agreement bears to the aggregate amount of Firm Shares referred to in Section 1 hereof being herein called "our proportionate underwriting obligation"). All determinations hereunder of our proportionate underwriting obligation shall be made by reference to the respective underwriting obligations set forth in said Schedule I, unless the context indicates otherwise.

    As promptly as possible after the termination of this Agreement, the accounts arising pursuant hereto shall be settled and paid. Your ascertainment of all expenses and the apportionment thereof shall be conclusive. You may at any time make distribution of any part or all of credit balances or call for payment of any part or all of debit balances and call or

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advance deposits of funds with which to satisfy our obligations hereunder.  Any of our funds in your hands may be commingled with your general funds and shall not bear interest for the period held by you. Notwithstanding any settlement or settlements hereunder, we will remain liable, in proportion to our underwriting obligation, for all expenses and liabilities which may be incurred by or for the accounts of the Underwriters, including any of the expenses and liabilities referred to in Section 13 or Section 14 hereof, which shall be determined as provided in this Section 11.

    12. TERMINATION. Unless this Agreement or any provision hereof is earlier terminated by you and except for provisions herein that contemplate obligations surviving the termination hereof, this Agreement shall terminate at the close of business on the 30th day after the date hereof, but in your discretion may be extended by you for a further period or periods not exceeding 30 days in the aggregate; PROVIDED, HOWEVER, that the provisions of Sections 11, 13, 14, 17 and 18 hereof shall survive the termination of this Agreement.

    13. LIABILITIES OF REPRESENTATIVES AND UNDERWRITERS. You shall not be under any liability whatsoever to any other Underwriter nor under any liability in respect of any matters connected herewith or action taken by you pursuant hereto, except for the obligations expressly assumed by you in this Agreement. Nothing herein contained shall constitute the several Underwriters an association or partners with you or with each other, or, except as herein expressly provided, render any Underwriter liable for the obligations of any other Underwriter. The rights, obligations and liabilities of each of the Underwriters are several, in accordance with their respective obligations, and not joint. Notwithstanding any settlement of accounts under this Agreement, we agree to pay our share, in accordance with our proportionate underwriting obligation, of the amount of any claim, demand or liability which may be asserted against and discharged by the Underwriters, or any of them, based on the claim that the Underwriters constitute an association, unincorporated business or other entity, and also to pay, in such proportion, our expenses approved by you incurred by the Underwriters, or any of them, in contesting any such claim, demand or liability.

    14.  INDEMNIFICATION AND FUTURE CLAIMS.

         (a) We agree to indemnify and hold harmless you and each other Underwriter, and each person who controls you and any such other Underwriter within the meaning of Section 15 of the Securities Act of 1933, as amended, and to reimburse your and their expenses, to the extent and upon the terms that you agree to indemnify and hold harmless the Company and the Selling

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Shareholders and to reimburse their expenses as set forth in Section 4.10.2 of the Underwriting Agreement.

         (b) In the event that at any time any claim or claims is or are asserted against you involving the Underwriters generally, relating to the Registration Statement or any preliminary prospectus or the final prospectus, as from time to time amended or supplemented, the public offering of the Shares or any of the transactions contemplated by this Agreement, we authorize you to make such investigation, to retain such counsel and to take such other action as you deem necessary or desirable under the circumstances, including settlement of any such claim or claims if such course of action is recommended by counsel retained by you. We agree to pay to you, on request, based upon our proportionate underwriting obligation, all expenses incurred by you (including, but not limited to, disbursements and fees of counsel so retained) in investigating and defending against such claim or claims and, in such proportion, any liability incurred by you in respect of such claim or claims, whether such liability is the result of a judgment or any such settlement.

    15. TITLE TO SHARES. The Shares respectively purchased by, or on behalf of, the Underwriters shall remain the respective property of such Underwriters until sold, and title to any such Shares shall not in any event pass to you by virtue of any of the provisions of this Agreement.

    16. BLUE SKY MATTERS. It is understood that you assume no responsibility with respect to the right of any Underwriter or other person to offer or sell any of the Shares in any jurisdiction under the securities laws of which it is believed the Shares may be sold. We authorize you to file a Further State Notice with the Department of State of the State of New York, if required.

    17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that body of law relating to choice of laws.

    18. MISCELLANEOUS. Any notice from you to us shall be deemed to have been duly given if mailed, telephoned or telegraphed to us at the address set forth below. Any notice from us to you shall be deemed to have been duly given if mailed, telephoned or telegraphed to you, at The Galleria, Building 2,
2 Bridge Avenue, Red Bank, New Jersey  07701-1106, Attention:
_______________________.

    We represent that we are actually engaged in the investment banking or securities business and that we are a member in good standing of the NASD.


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    In connection with any purchase or sale of any of the Shares wherein a selling concession, discount or other allowance is received or granted, each Underwriter (including the Representatives) agrees to comply with the provisions of Rule 2740 of the NASD Conduct Rules.

    Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

Very truly yours,



                                       By:
                                       ___________________________________
                                                                   (Title)

                                       ___________________________________
                                                   (Address)

                                       Attn:______________________________





Confirmed as of the date first above written:


NETWORK 1 FINANCIAL SECURITIES, INC.


By: __________________________________
                 (Title)



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                                      EXHIBIT A

                                UNDERWRITING AGREEMENT




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                                      EXHIBIT B

                              SELECTED DEALER AGREEMENT






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                                      SCHEDULE I

                                SHARES TO BE PURCHASED




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